INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 27 to Registration Statement File No. 33-84842, on Form N-1A of our reports dated May 17, 2001 appearing in the March 31, 2001 Annual Reports to Shareholders for The Bear Stearns Funds (Equity Funds Annual Report, Fixed Income Funds Annual Report and the Prime Money Market Portfolio Annual Report) and to the Reference to us under the heading "Custodians, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statement of Additional Information, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP


/s/ Deloitte & Touche LLP

New York, New York
June 4, 2001